UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022

Keurig Dr Pepper Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33829	98-0517725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 South Avenue, Burlington, Massachusetts 01803

(Address of principal executive offices, including zip code)

781-418-7000

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	KDP	Nasdaq Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

As previously announced in a Current Report on Form 8-K filed by Keurig Dr Pepper Inc. (the “Company”) on April 5, 2022, effective July 29, 2022, Ozan Dokmecioglu will transition from his current position as the Company’s Chief Financial Officer and President, International to the position of President and Chief Executive Officer, and the Company’s current President and Chief Executive Officer, Robert J. Gamgort, will transition to the role of Executive Chairman.

In connection with this leadership transition, George Lagoudakis was appointed to serve as the Company’s interim Chief Financial Officer, effective July 29, 2022. Mr. Lagoudakis, 50, is currently the Company’s Senior Vice President of Finance for Cold Beverages, a position he has held since July 2018. Before joining the Company, he served as VP Finance, CFO Breakfast Food EU of Kellogg Company from May 2013 to June 2018. Mr. Lagoudakis has more than 25 years of global financial management experience in related industries, including service in various financial roles at Kraft Foods Group and Mondelez International prior to his work at Kellogg Company. He holds a Bachelor of Business Administration and a Master of Business Administration from Athens University of Economics and Business, and he has completed the Executive Corporate Finance program from London Business School.

Mr. Lagoudakis has no family relationship with any directors or executive officers of the Company, nor are there any arrangements or understandings between Mr. Lagoudakis and any other persons pursuant to which he was selected as an officer of the Company. There are no related party transactions between Mr. Lagoudakis and the Company reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Letter Agreement with Mauricio Leyva

Mauricio Leyva, who currently serves as the Company’s President, Coffee, was appointed to an expanded role as Group President, effective August 1, 2022. In this role, Mr. Leyva will lead Coffee Systems and the Company’s international business, and he will also lead the continued evolution of the digitalization of the Company.

In connection with this appointment, the Company entered into a letter agreement with Mr. Leyva (the “Letter Agreement”), amending his equity award agreements that are currently outstanding (the “Amended Award Agreements”). The Letter Agreement provides that, subject to Mr. Leyva’s continued employment with the Company through June 30, 2024, the restricted stock units underlying the Amended Award Agreements will be eligible to vest pro rata upon a voluntary or involuntary termination of Mr. Leyva’s service with the Company, other than a termination for cause.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s news release announcing executive leadership team changes in advance of the Company’s Chief Executive Officer transition has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in the press release is being furnished, not filed, pursuant to Item 7.01. Accordingly, the information in the press release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement by and between the Company and Mauricio Leyva dated July 15, 2022

99.1	Keurig Dr Pepper Inc. Press Release dated July 19, 2022 - “Keurig Dr Pepper Announces Executive Leadership Team Changes in Advance of CEO Transition”

104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 101

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEURIG DR PEPPER INC.
Dated: July 19, 2022
	By:	/s/ Anthony Shoemaker
		Name:	Anthony Shoemaker
		Title:	Chief Legal Officer, General Counsel and Secretary